Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2021 Third Quarter Results

Results Significantly Ahead of Expectations With Operating Income Exceeding Pre-Pandemic Levels

  Drove Sequential Improvement in Topline Trends and Outperformed Third Quarter Revenue Outlook
  Generated Triple-Digit Increase in Global Digital Sales, Fueled by New Customer Acquisition
  Delivered Strong Gross Margin Expansion Across Brands
  Now On Track to Exceed FY19 EPS for the Fiscal Year

NEW YORK--(BUSINESS WIRE)--May 6, 2021--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported results for the fiscal third quarter ended March 27, 2021.

Joanne Crevoiserat, Chief Executive Officer of Tapestry, Inc., said, “Our third quarter results significantly outpaced expectations, underscoring the power of the Acceleration Program and enthusiasm for our brands. Through a sharpened focus on the consumer, we fueled new customer acquisition at Coach, Kate Spade, and Stuart Weitzman and delivered robust sales growth led by Digital and China. Importantly, for the third consecutive quarter, we achieved operating income gains – compared to both FY20 and FY19 – supported by a continued reduction in promotional activity, higher AUR, and disciplined expense management. This performance is a testament to our talented teams around the world, whose creativity, agility, and resilience have enabled us to successfully navigate a challenging backdrop and deliver for our customers, while positioning Tapestry to emerge from the pandemic stronger.”

Ms. Crevoiserat continued, “Building on this momentum, we are increasingly optimistic about our ability to generate sustainable top and bottom-line growth. Looking forward, while the environment remains volatile, we see encouraging signs of recovery as vaccination efforts progress, resulting in increased consumer confidence, strong demand for our categories, and improving in-store traffic trends. In this context, we remain focused on driving brand relevance and customer engagement through product innovation and compelling marketing, supported by data-driven insights and a digital-first mindset. We will also continue to lean into our competitive advantages, including our globally diversified, direct-to-consumer model, and distort investments to high-growth opportunities. We are confident that our clear, consumer-centric strategy, powerful brands, and differentiated, scalable platform uniquely position us to capture market share at higher levels of profitability.”

Tapestry, Inc. Fiscal Third Quarter 2021 Highlights

  Achieved sequential improvement in year-over-year revenue trends compared to both FY20 and FY19
  Realized continued momentum in Digital, driving triple-digit growth versus prior year, while improving revenue trends in-stores on both a one and two-year basis
  Posted a revenue increase of approximately 175% in Mainland China versus FY20 and 40% growth compared to FY19
  Drove a mid-teens sales increase versus prior year in North America, representing a return to pre-pandemic levels
  Expanded gross margin across brands year-over-year, primarily driven by lower, more disciplined promotional activity overall
  Reduced SG&A costs compared to last year, reflecting effective expense management and previously announced actions to transform the Company’s operating model, while reinvesting in the business and increasing marketing spend
  Delivered operating income growth and margin expansion – ahead of both FY20 and FY19 – for the third consecutive quarter
  Generated $876 million of free cash flow year-to-date, underscoring the Company’s financial strength and flexibility

Acceleration Program Highlights

In the fiscal third quarter, the Company made meaningful progress against its Acceleration Program to sharpen its focus on the consumer, leverage data to lead with a digital-first mindset and transform into a leaner and more responsive organization:

  Recruited approximately 700,000 new customers through our e-commerce channels in North America, a meaningful increase versus prior year, as we continue to meet consumers where they choose to shop and leverage social media platforms to build awareness and drive engagement, notably with Millennial and Gen Z consumers;
  Delivered an increase in purchase frequency versus prior year through enhanced and consistent brand experiences across touchpoints and reactivated lapsed customers across brands;
  Achieved significant growth in China compared to both FY20 and FY19 through integrated, comprehensive brand-building strategies, bringing innovative product, marketing, and experiences to Chinese consumers; Drove revenue gains with Chinese consumers globally compared to pre-pandemic levels;
  Effectively reduced SKU counts by 30% to 50% and improved assortment productivity, resulting in more focused product messaging and compelling offerings, which in turn, contributed to stronger overall AUR and gross margin through higher IMUs and lower promotional activity;
  Utilized data and analytics tools across Tapestry’s platform to provide us with a deeper understanding of customer behavior through measurement, enabling a ‘test-and-learn’ environment that empowers our teams to more quickly respond to changes in consumer preferences and demand as well as scale opportunities across brands;
  Continued to enhance the flexibility of our operating model, through a streamlined organizational structure and optimized global fleet, with 49 net closures year-to-date, representing a net decrease of 94 stores from the prior year; Remain on track to achieve gross run-rate savings of $300 million, including gross savings of $200 million in fiscal 2021.

Through these initiatives, the Company is better meeting the needs of each of its brands' unique customers to drive engagement and desire for its products, creating a strong foundation for profitable expansion.

Overview of Third Quarter 2021 Tapestry, Inc. Results

  Net sales totaled $1.27 billion for the third quarter as compared to $1.07 billion in the prior year, representing a 19% increase.
  Gross profit totaled $912 million, while gross margin was 71.6% on both a reported and non-GAAP basis. This compared to prior year reported gross profit of $616 million and gross margin of 57.4%. On a non-GAAP basis, prior year gross profit was $720 million, while gross margin was 67.1%.
  SG&A expenses totaled $795 million on a reported basis and represented 62.5% of sales compared to $1.30 billion and 121.3%, respectively, in the year ago quarter. On a non-GAAP basis, SG&A expenses were $729 million and represented 57.3% of sales as compared to $752 million and 70.1%, respectively, in the year ago period.
  Operating income was $117 million on a reported basis, while operating margin was 9.2% versus an operating loss of $685 million and an operating margin of (63.9)% in the prior year. On a non-GAAP basis, operating income was $183 million, while operating margin was 14.4%, which compares to an operating loss of $32 million and an operating margin of (2.9)% in the prior year.
  Net interest expense was $17 million in the quarter as compared to approximately $13 million in the year ago period.
  Other expense was $4 million versus $6 million in the prior year.
  Net income for the quarter was $92 million on a reported basis, with earnings per diluted share of $0.32. This compared to a net loss of $677 million with a loss per diluted share of $2.45 in the prior year period. The reported tax rate for the quarter was 3.8% compared to 4.0% in the prior year period. On a non-GAAP basis, net income for the quarter was $145 million with earnings per diluted share of $0.51. This compared to a non-GAAP net loss of $76 million with a loss per diluted share of $0.27 in the prior year period. The non-GAAP tax rate for the quarter was 10.3% compared to (48.2)% in the prior year.
  Inventory was $700 million at quarter-end versus ending inventory of $853 million in the year ago period.

Fiscal third quarter results by brand were as follows:

Coach Third Quarter 2021 Results

  Net sales for Coach totaled $964 million for the fiscal third quarter as compared to approximately $772 million in the prior year, representing an increase of 25% and a return to pre-pandemic revenue levels.
  Gross profit for Coach totaled $718 million, while gross margin was 74.5% on both a reported and non-GAAP basis. This compared to prior year gross profit of $476 million and gross margin of 61.6% on a reported basis. On a non-GAAP basis, gross profit was $538 million, while gross margin was 69.6% in the year ago quarter.
  SG&A expenses for Coach were $467 million on a reported basis and represented 48.4% of sales compared to $438 million and 56.6%, respectively, in the year ago period. On a non-GAAP basis, SG&A expenses were $442 million and represented 45.8% of sales compared to expenses of $421 million and 54.5% of sales in the prior year.
  Operating income for Coach was $251 million compared to reported operating income of $38 million in the prior year, while operating margin was 26.1% versus 4.9% a year ago. On a non-GAAP basis, operating income was approximately $276 million compared to $116 million in the prior year, while operating margin was 28.7% versus 15.1% a year ago.

Kate Spade Third Quarter 2021 Results

  Net sales for Kate Spade totaled $252 million for the fiscal third quarter as compared to $250 million in the prior year, representing an increase of 1%, which included an impact related to a strategic pullback in lower margin wholesale disposition sales.
  Gross profit for Kate Spade totaled $160 million, while gross margin was 63.5% on a reported and non-GAAP basis. This compared to gross profit of approximately $123 million and gross margin of 49.1% in the prior year on a reported basis, and $155 million and 62.0%, respectively, on a non-GAAP basis.
  SG&A expenses for Kate Spade were $169 million on a reported basis and represented 66.9% of sales. This compared to reported SG&A expenses of $214 million in the year ago period, which represented 85.7% of sales. On a non-GAAP basis, SG&A expenses were $149 million and represented 58.9% of sales, which compared to $172 million and 68.9% of sales, respectively, in the prior year period.
  Operating loss for Kate Spade was $9 million on a reported basis, representing an operating margin of (3.4)%. This compared to an operating loss of $91 million and an operating margin of (36.6)% on a reported basis in the year ago period. On a non-GAAP basis, operating income was approximately $12 million, while operating margin was 4.6%. This compared to an operating loss of $17 million and an operating margin of (6.9)% on a non-GAAP basis in the previous year.

Stuart Weitzman Third Quarter 2021 Results

  Net sales for Stuart Weitzman totaled $57 million for the fiscal third quarter compared to $51 million in the same period of the prior year, representing a 13% increase. These results included the negative impact of a North America wholesale timing shift into the fourth fiscal quarter.
  Gross profit for Stuart Weitzman totaled $34 million on both a reported and non-GAAP basis, while gross margin for the quarter was 58.9%. This compared to prior year reported gross profit of $18 million and gross margin of 35.4%. On a non-GAAP basis, prior year gross profit was $28 million, while gross margin was 54.7%.
  SG&A expenses for Stuart Weitzman were $51 million on a reported basis, which compared to reported SG&A expenses of $549 million in the year ago period. On a non-GAAP basis, SG&A expenses were $42 million as compared to $63 million in the prior year period.
  Operating loss for Stuart Weitzman was approximately $18 million on a reported basis, compared to an operating loss of $531 million in the year ago period. On a non-GAAP basis, operating loss was $8 million versus an operating loss of $35 million in the prior year.

Non-GAAP Reconciliation

During the fiscal third quarter of 2021, the Company recorded the following charges on a reported basis:

  Impairment: $46 million of pre-tax charges related to store assets primarily as a result of the continued impact of Covid-19.
  Acceleration Program: $20 million of pre-tax charges primarily associated with professional fees incurred as a result of the development and execution of the Company’s comprehensive strategic initiatives, as well as actions to streamline the Company's organization, which includes severance. The Company now expects to incur total charges of $205 to $220 million over the life of the Acceleration Program, including $50 to $65 million in remaining charges. The majority of these future costs are estimated to be cash.

Taken together, these items decreased the Company’s net income and earnings per diluted share by $53 million and $0.19, respectively. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Fiscal Year 2021 Outlook

Due to the dynamic nature of the Covid-19 crisis and lack of visibility, the Company is not providing detailed guidance for fiscal 2021. However, given Tapestry’s better-than-anticipated results year-to-date, and assuming a continued recovery emerging from the pandemic, the Company now expects revenue for the fiscal year to increase at a mid-teens rate compared to prior year on both a 52 and 53-week basis. This outlook now includes the expectation for fiscal year 2021 operating income and earnings per diluted to share to increase versus fiscal year 2019 on a 52 and 53-week basis.

The Company also notes that fiscal 2021 includes a 53rd week in its fourth fiscal quarter.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, May 6, 2021. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 5689959. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 5689959. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report fiscal 2021 fourth quarter and full year results on Thursday, August 19, 2021. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. For important news and information regarding Tapestry, visit the Investor Relations section of our website at www.tapestry.com/investors. In addition, investors should continue to review our news releases and filings with the SEC. We use each of these channels of distribution as primary channels for publishing key information to our investors, some of which may contain material and previously non-public information. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2021 Outlook,” and statements regarding the Acceleration Program, including future charges under and future impacts of this program, the potential impact of the Covid-19 pandemic and success of mitigating actions, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “leveraging,” “sharpening,” transforming,” “creating,” accelerating,” “enhancing,” leaning into,” “innovation,” “drive,” “targeting,” “assume,” “plan,” “progress,” “optimistic,” “confident,” “future,” “uncertain backdrop,” “emerge,” “on track,” “positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic,” “steady recovery,” “growth,” “view,” “stretching what’s possible,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets and our global sourcing activities, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of pending and potential future legal proceedings, and the impact of legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter & Nine Months Ended March 27, 2021 and March 28, 2020
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		NINE MONTHS ENDED
	March 27, 2021	March 28, 2020	March 27, 2021	March 28, 2020

Net sales	$1,273.3	$1,072.7	$4,130.9	$4,246.6

Cost of sales	361.4	456.5	1,215.1	1,506.2

Gross profit	911.9	616.2	2,915.8	2,740.4

Selling, general and administrative expenses	795.2	1,301.7	2,207.5	3,011.2

Operating income (loss)	116.7	(685.5)	708.3	(270.8)

Interest expense, net	16.9	13.5	55.0	39.8

Other expense (gain)	4.4	6.0	(1.8)	12.8

Income before provision for income taxes	95.4	(705.0)	655.1	(323.4)

Provision for income taxes	3.7	(27.9)	20.7	34.9

Net income (loss)	$91.7	$(677.1)	$634.4	$(358.3)

Net income (loss) per share:

Basic	$0.33	$(2.45)	$2.29	$(1.28)

Diluted	$0.32	$(2.45)	$2.25	$(1.28)

Shares used in computing net income per share:

Basic	278.2	276.1	277.5	279.4

Diluted	285.6	276.1	281.5	279.4

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter & Nine Months Ended March 27, 2021 and March 28, 2020
(in millions)
(unaudited)

	QUARTER ENDED
	March 27, 2021	March 28, 2020	% Change vs. FY20	% Change vs. FY19	Constant Currency % Change vs. FY20

Coach	$963.5	$772.5	25%	-%	22%
Kate Spade	252.4	249.5	1%	(10)%	-%
Stuart Weitzman	57.4	50.7	13%	(33)%	9%
Total Tapestry	$1,273.3	$1,072.7	19%	(4)%	16%

	NINE MONTHS ENDED
	March 27, 2021	March 28, 2020	% Change vs. FY20	% Change vs. FY19	Constant Currency % Change vs. FY20

Coach	$3,064.2	$3,008.3	2%	(4)%	-%
Kate Spade	868.4	985.4	(12)%	(16)%	(12)%
Stuart Weitzman	198.3	252.9	(22)%	(35)%	(23)%
Total Tapestry	$4,130.9	$4,246.6	(3)%	(9)%	(4)%

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended March 27, 2021
	Items Affecting Comparability
	GAAP Basis (As Reported)	Acceleration Program	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	718.0	-	-	718.0
Kate Spade	160.2	-	-	160.2
Stuart Weitzman	33.7	-	-	33.7
Gross profit(1)	$911.9	$-	$-	$911.9

SG&A expenses
Coach	466.6	4.7	20.4	441.5
Kate Spade	168.9	0.9	19.3	148.7
Stuart Weitzman	51.2	3.4	6.1	41.7
Corporate	108.5	11.4	-	97.1
SG&A expenses	$795.2	$20.4	$45.8	$729.0

Operating income (loss)
Coach	251.4	(4.7)	(20.4)	276.5
Kate Spade	(8.7)	(0.9)	(19.3)	11.5
Stuart Weitzman	(17.5)	(3.4)	(6.1)	(8.0)
Corporate	(108.5)	(11.4)	-	(97.1)
Operating income (loss)	$116.7	$(20.4)	$(45.8)	$182.9

Provision for income taxes	3.7	(3.2)	(9.8)	16.7
Net income (loss)	$91.7	$(17.2)	$(36.0)	$144.9
Net income (loss) per diluted common share	$0.32	$(0.06)	$(0.13)	$0.51

(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Nine Months Ended March 27, 2021
		Items Affecting Comparability
	GAAP Basis (As Reported)	CARES Act Tax Impact	Acceleration Program	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	2,251.0	-	-	-	2,251.0
Kate Spade	547.4	-	-	-	547.4
Stuart Weitzman	117.4	-	-	-	117.4
Gross profit(1)	$2,915.8	$-	$-	$-	$2,915.8

SG&A expenses
Coach	1,317.6	-	21.2	20.4	1,276.0
Kate Spade	474.1	-	4.3	19.3	450.5
Stuart Weitzman	123.0	-	(1.3)	6.1	118.2
Corporate	292.8	-	44.5	-	248.3
SG&A expenses	$2,207.5	$-	$68.7	$45.8	$2,093.0

Operating income (loss)
Coach	933.4	-	(21.2)	(20.4)	975.0
Kate Spade	73.3	-	(4.3)	(19.3)	96.9
Stuart Weitzman	(5.6)	-	1.3	(6.1)	(0.8)
Corporate	(292.8)	-	(44.5)	-	(248.3)
Operating income (loss)	$708.3	$-	$(68.7)	$(45.8)	$822.8

Provision for income taxes	20.7	(95.0)	(15.4)	(9.8)	140.9
Net income (loss)	$634.4	$95.0	$(53.3)	$(36.0)	$628.7
Net income (loss) per diluted common share	$2.25	$0.27	$(0.15)	$(0.10)	$2.23

(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended March 28, 2020
		Items Affecting Comparability
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration costs	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	475.7	-	-	(61.9)	537.6
Kate Spade	122.5	-	-	(32.3)	154.8
Stuart Weitzman	18.0	-	-	(9.8)	27.8
Gross profit(1)	$616.2	$-	$-	$(104.0)	$720.2

SG&A expenses
Coach	437.6	-	-	16.4	421.2
Kate Spade	213.8	-	0.3	41.5	172.0
Stuart Weitzman	548.7	-	0.2	485.8	62.7
Corporate	101.6	2.8	2.9	-	95.9
SG&A expenses	$1,301.7	$2.8	$3.4	$543.7	$751.8

Operating income (loss)
Coach	38.1	-	-	(78.3)	116.4
Kate Spade	(91.3)	-	(0.3)	(73.8)	(17.2)
Stuart Weitzman	(530.7)	-	(0.2)	(495.6)	(34.9)
Corporate	(101.6)	(2.8)	(2.9)	-	(95.9)
Operating income (loss)	$(685.5)	$(2.8)	$(3.4)	$(647.7)	$(31.6)

Provision for income taxes	(27.9)	(0.7)	(2.5)	(49.4)	24.7
Net income (loss)	$(677.1)	$(2.1)	$(0.9)	$(598.3)	$(75.8)
Net income (loss) per diluted common share	$(2.45)	$(0.01)	$-	$(2.17)	$(0.27)

(1) Adjustments within Gross profit are recorded within Cost of sales.
TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Nine Months Ended March 28, 2020
		Items Affecting Comparability
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration costs	Impairment	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	2,030.6	-	(0.1)	(61.9)	2,092.6
Kate Spade	576.4	-	(1.2)	(32.3)	609.9
Stuart Weitzman	133.4	-	(4.3)	(9.8)	147.5
Gross profit(1)	$2,740.4	$-	$(5.6)	$(104.0)	$2,850.0

SG&A expenses
Coach	1,410.2	-	(0.1)	57.9	1,352.4
Kate Spade	607.0	-	1.1	66.7	539.2
Stuart Weitzman	673.8	-	(1.9)	494.7	181.0
Corporate	320.2	23.6	27.4	-	269.2
SG&A expenses	$3,011.2	$23.6	$26.5	$619.3	$2,341.8

Operating income (loss)
Coach	620.4	-	-	(119.8)	740.2
Kate Spade	(30.6)	-	(2.3)	(99.0)	70.7
Stuart Weitzman	(540.4)	-	(2.4)	(504.5)	(33.5)
Corporate	(320.2)	(23.6)	(27.4)	-	(269.2)
Operating income (loss)	$(270.8)	$(23.6)	$(32.1)	$(723.3)	$508.2

Provision for income taxes	34.9	(5.7)	(11.9)	(61.5)	114.0
Net income (loss)	$(358.3)	$(17.9)	$(20.2)	$(661.8)	$341.6
Net income (loss) per diluted common share	$(1.28)	$(0.06)	$(0.07)	$(2.37)	$1.22

(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to the Acceleration Program and Impairment costs for the third quarter of fiscal year 2021 and the effect of certain items related to the tax benefit the Company received under the CARES Act, the Acceleration Program and Impairment costs for the first nine months of fiscal year 2021 and ERP Implementation, Organization-related & Integration Costs, and Impairment costs for the third quarter and first nine months of fiscal year 2020.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency net sales results by translating current period net sales in local currency using the prior year period’s currency conversion rate.

Net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized historically due to the uncertain business environment resulting from the impact of the Covid-19 pandemic.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

In addition to these non-GAAP measures, the Company has provided comparisons to certain fiscal year 2019 results and trends, which the Company believes is useful to investors and others in evaluating the Company’s results, due to the significant impact of the Covid-19 pandemic on the Company’s operations and financial results, notably in the second half of fiscal year 2020.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 27, 2021 and June 27, 2020
(in millions)

	(unaudited)	(audited)
	March 27, 2021	June 27, 2020
ASSETS

Cash, cash equivalents and short-term investments	$1,659.2	$1,434.4
Receivables	240.6	193.3
Inventories	700.3	736.9
Other current assets	296.5	188.5

Total current assets	2,896.6	2,553.1

Property and equipment, net	673.8	775.2
Lease right-of-use assets	1,555.2	1,757.0
Other noncurrent assets	2,840.4	2,838.9

Total assets	$7,966.0	$7,924.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$409.5	$130.8
Accrued liabilities	527.0	511.0
Short-term lease liabilities	354.6	388.8
Current debt	-	711.5

Total current liabilities	1,291.1	1,742.1

Long-term debt	1,590.0	1,587.9
Long-term lease liabilities	1,576.3	1,799.8
Other liabilities	493.6	518.0

Stockholders' equity	3,015.0	2,276.4

Total liabilities and stockholders' equity	$7,966.0	$7,924.2
TAPESTRY, INC.
STORE COUNT
At December 26, 2020 and March 27, 2021
(unaudited)

	As of			As of
Directly-Operated Store Count:	December 26, 2020	Openings	(Closures)	March 27, 2021

Coach
North America	374	-	(17)	357
International	586	8	(7)	587

Kate Spade
North America	216	-	(5)	211
International	206	1	(5)	202

Stuart Weitzman
North America	54	-	(5)	49
International	55	4	(5)	54

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com

Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com